As filed with the Securities and Exchange Commission on October 3, 2017

Registration No. 333-208382

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST–EFFECTIVE AMENDMENT NO. 1

TO

FORM S–3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KITE PHARMA, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-1524986
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

2225 Colorado Avenue,

Santa Monica, California 90404

(310) 824-9999

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brett A. Pletcher

Secretary

2225 Colorado Avenue

Santa Monica, CA 90404

(310) 824-9999

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Ronald O. Mueller, Esq.

Gibson, Dunn & Crutcher LLP

1050 Connecticut Avenue, NW

Washington, DC 20036

(202) 955-8500

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by Kite Pharma, Inc., a Delaware corporation (the “Company”), relates to the Registration Statement on Form S-3 (Registration Number 333-208382) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on December 8, 2015 (the “Registration Statement”), pertaining to the registration of an indeterminate number or amount of common stock, preferred stock, debt securities and warrants.

On August 27, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Gilead Sciences, Inc., a Delaware corporation (“Parent”), and Dodgers Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Purchaser”), providing for, among other things, the merger of Purchaser with and into the Company (the “Merger”), with the Company surviving as a wholly-owned subsidiary of Parent. The Merger became effective on October [3], 2017 (the “Effective Time”), pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.

As of the Effective Time, each share of common stock of the Company outstanding immediately prior to the Effective Time (other than (i) any shares held by the Company (or in the Company’s treasury), (ii) shares held by Parent, Purchaser or any other direct or indirect wholly-owned subsidiary of Parent or Purchaser and (iii) shares held by stockholders who have properly exercised and not effectively withdrawn their respective demand or otherwise lost their respective rights to appraise pursuant to Section 262 of the General Corporation Law of the State of Delaware) was cancelled and converted into the right to receive $180.00 per share, net to the holder in cash, without interest and less any applicable withholding of taxes.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that were registered for issuance but remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Foster City, State of California on this third day of October, 2017.

KITE PHARMA, INC.

By:	/s/ Robin L. Washington
Name:	Robin L. Washington
Title:	President and Treasurer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.